EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

between

STRATUS ENTERTAINMENT, INC.

(a Nevada corporation)

and

THE LEAGUE PUBLISHING, INC.,

(a Nevada corporation)

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated August 14, 2007, between THE League Publishing, Inc. (formally known as Latin Television, Inc. )("Seller"  herein), a Nevada corporation and Stratus Entertainment, Inc., a Nevada corporation, (“Stratus” or the "Buyer"), is made with reference to the following provisions, and shall effective upon closing.

RECITALS

A.    The Seller owns certain assets relating to the production and filming of television programming, including television cameras and television camera equipment, editing and processing equipment, distribution, satellite and antenna equipment, and computer interface equipment relating to the production of television programs (the “Studio Assets”).  The Seller also owns certain assets consisting of the exclusive right to air and distribute television programs not created or produced by the Seller (the “Television Rights Assets”).  Further, Seller owns and/or controls certain intellectual property including but not limited to trademarks, tradenames, logos and copyrights related to Latin Television. (the “Intellectual Property Assets”, collectively with the Studio Assets, and the Television Rights Assets,  the “Assets”).  The Studio Assets and the Television Rights Assets are more fully described in Exhibit A attached hereto (the Studio Assets) and in Exhibit B attached hereto (the Television Rights Assets).

B.

The Seller, formally Latin Television Inc., is the surviving company of a merger between New LTV Acquisition, LLC. and Mega Mania Interactive, Inc. (“Mega Mania”), a Nevada corporation.  Mega Mania, through the above described merger acquired the Studio Assets, the Intellectual Property Assets and the Television Rights Assets.

C.

The Buyer desires to acquire the Assets and assume all of Seller’s right, title and interest in and to the Assets.

D.

The Buyer and Seller agree that upon execution of the document, title to the assets shall immediately pass to Buyer and Buyer shall have complete use and control of assets.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, warranties and representations contained in this agreement, the parties hereby agree as follows.

Incorporation of Recitals

The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full and made part of this agreement.

ASSET PURCHASE AND CONSIDERATION

1.  Studio Assets.  Seller agrees to sell and transfer, and Buyer agrees to purchase the Studio Assets free and clear of all liens, claims and encumbrances.  Seller hereby sells and transfers to Buyer the Studio Assets free and clear of all liens, claims and encumbrances by execution of this Agreement, effective upon Closing.  The Studio Assets are described in Exhibit A, attached.

(a) Studio Assets include any additional assets not specifically included or described in this agreement which are now owned or were acquired by the Seller subsequent to its purchase of the Studio Assets which are part and parcel to the Studio Assets and are necessary to conduct the business of LTV.

2.  Television Rights Assets.   Seller agrees to sell and transfer, and Buyer agrees to purchase the Television Rights Assets free and clear of all liens, claims and encumbrances by execution of this Agreement, effective upon Closing.  Seller hereby sells and transfers to Buyer the Television Rights Assets free and clear of all liens, claims and encumbrances by execution of this Agreement.  The Television Rights Assets are more fully described in Exhibit B, attached.

(a) Television Rights Assets include any additional assets not specifically included or described in this agreement which are now owned or were acquired by the Seller subsequent to its purchase of the Studio Assets which are part and parcel to the Studio Assets and are necessary to conduct the business of LTV.

3. Intellectual Property Rights Assets.  Seller agrees to sell and transfer, and Buyer agrees to purchase the Intellectual Property Rights Assets associated with Latin Television free and clear of all liens, claims and encumbrances by the execution of the Agreement, effective upon Closing.  Seller hereby sells and transfers to Buyer the Intellectual Property Rights Assets which includes all Latin Television intellectual property and associated rights owned, used and/or controlled by Seller.  Said intellectual property includes, but is not limited to all trade name(s), “d.b.a’s”, logos, trademarks, graphics, designs, devices, copyrights, website(s), website content, and URL(s).

4.  Assignment of Rights.  Seller will assign and Buyer will accept and assume all of Seller’s rights, title and interest in and to the Studio Assets, the Television Rights Assets, Intellectual Property Rights Assets and related assets if any.

5.  Purchase Price. The purchase price for the Assets shall consist of the issuance to Seller’s of 1,500,000 shares of restricted Common Stock (the “Shares”) of Stratus based upon the representations and warranties that the fair market value of the assets shall be no less than ONE MILLION FIVE HUNDRED AND TWENTY FIVE THOUSAND DOLLARS ($1,525,000 U.S.).

6. Execution and Closing.  The consummation of the transaction contemplated by this Agreement (the "Closing") will take place at the offices of Seller (the "Closing”).  Upon the execution of this Agreement, Seller shall deliver to Buyer the Studio Assets, the Intellectual Property Assets and the Television Assets.  Buyer shall take possession of the Assets and have full use and control of those Assets.

 After execution of this Agreement, Buyer and Seller will be allowed to verify warranties and representations made by the respective parties.  Additionally, Seller will provide at its own expense an audit of the acquired Assets.  Unless agreed to otherwise by both parties in writing, at the Closing the Seller shall provide assignments, such bills of sale and instruments of transfer and conveyance as shall be reasonably be required by Buyer for the transfer to Buyer of all right, title and interest of Seller in, to the Assets.  Each party shall also deliver to each other such officer certificates and other instruments as the other party shall reasonably request after the closing as may be reasonably requested.

BULK SALE, ASSET LIABILITY, AND CREDITORS

7. Asset Liability.  Buyer shall not assume or be responsible for any liabilities or obligations of Seller including without limitation, any liabilities which Seller was obligated to satisfy prior to Closing Date, or for any tax liability of the Seller.  Buyer shall take all Assets transferred by this Agreement free of any liens, claims, and encumbrances existing or claimed to exist on the Assets.

8.  Bulk Sale.  Seller recognizes the regulation of “Bulk Transfers” by Article 6 of the Uniform Commercial Code generally, and that the states of Florida, Texas, and New Jersey have repealed such “Bulk Transfer” sections from their respective State versions of the Uniform Commercial Code.

9.  Creditors.  In order to eliminate any and all liens, claims, and encumbrances that may currently existing on the Assets, the Seller shall pay all debts owed to creditors prior to the execution of this Agreement, excepting the following creditors which are necessary for the continuation of the Business, and which will follow this transfer of Assets to the Buyer, and which the Buyer agrees to accept the assignment of the following existing contracts, attached as Exhibit C, and any debt relating to those agreements:

(a)

AMC1 Master Services Agreement between Latin Television, Inc. and Globecast North America Incorporated.

(b)

Lease Agreement between Cabot North University Drive Lease Co, LLC and Latin Television, Inc.

9.1

Assumption of Debt on Notes.  In anticipation of, and in conjunction with, the execution of this Agreement, certain creditors of LTV which have loaned capital funds to New LTV Acquisition LLC (which LTV assumed with the merger with that company) in exchange for Promissory Notes (Notes) (said Notes are in excess of $1,500,000 with principal and interest)  have released LTV from repayment of, and any other obligation for, such Notes upon the assumption of, and transfer to, all obligations for such Notes to Mr. Hans Jonas Pettersson, individually.  The Notes were issued by Innovative Finance & Equity Exchange (“IFEX”) and to Mr. Pettersson in exchange for a loan to New LTV Acquisition, LLC.  Mr. Pettersson personally guaranteed the Notes at the time of their initial issuance, and has now agreed to assume all debts, obligations and all accumulated interest on those Notes as evidenced in the attached “Release, Transfer, and Assumption of Obligation on Notes,” Exhibit D.  IFEX and Mr. Pettersson have forever released LTV from all past, present or future, known or unknown obligations on the Notes.  LTV has no other outstanding loans or notes.  Should further creditors, not specifically mentioned herein, come forward and make claim(s) against Seller, Mr. Hans Jonas Pettersson, agrees to personally assume that debt and further Seller and Mr. Pettersson agree to indemnify Buyer against all claims and creditors of THE League Publishing, Inc. incurred while operating as Latin Television.

OTHER REPRESENTATIONS OF THE SELLER’S AND BUYER

10.  Other Agreements of the Seller.

(a)   Investigation.  Seller shall allow Buyer and its representatives and persons or entitles which may provide financing or legal services for Buyer in connection with the transactions contemplated hereby, at all reasonable times, full access during normal business hours to all offices of Seller to inspect Studio Assets and Television Rights Assets.  Seller further agrees to permit reasonable access to third parties having business dealings with the Seller regarding the Assets.  Such access shall not unreasonably interfere with the operation and conduct of the business of the Seller or the above described third parties.

11.  Other Representations of the Seller. Seller hereby represents and warrants to Buyer as follows:

(a)   Title to the Purchase Assets.  Seller is the lawful owner and has good and marketable title to all of the Studio Assets and the Television Rights Assets and hereby grants indemnification unto Buyer and its successors and assigns against claims of any third parties.  Seller has authority to sell and transfer the Studio Assets and the Television Rights Assets, which are free and clear from any liens or encumbrances.  Additionally, Seller has received all consents regarding the acquisition from any entities whose consents are necessary, including but not limited to, any and all governmental regulatory agencies whose consents are necessary, holders of notes, company affiliates, and corporate consents.

(b)   Seller’s Liabilities.  Seller does not have any  liability or  obligation (direct or indirect, contingent or absolute, known or unknown, mature or unmatured of any nature whatsoever, whether arising out of contract, tort, statute or other ("Liabilities"), except: (i) as specifically disclosed in a Schedule hereto to be provided to the Seller on or before the Closing Date, which is incorporated herein by reference; (ii) liabilities incurred in the ordinary course of business which will not  individually or in the aggregate be materially adverse to, or result in a material increase in the current or long term liabilities or obligations of Seller.  To the best knowledge of the Seller, upon due inquiry, there is no basis for assertion against Seller of any liabilities accept for liabilities to be listed in a Schedule hereto to be provided to the Buyer at the closing.

(d)   Compliance with Laws. Seller has complied with and is not in default under any applicable law, ordinance regulation or order, the violation of which would materially and adversely affect the Assets. There is no litigation proceeding or investigation pending or known to be threatened which might materially and adversely effect the Studio Assets or the Television Assets.

(e)  Taxes.  Seller has duly filed all federal, state, local, and foreign tax returns, if any, necessary to be filed by it and has duly paid all taxes (including any interest or penalties) which are or will be due or payable with respect to taxes.  There are no known or proposed penalty, interest or deficiency assessments with respect to taxes that require payment by, relate to or could adversely affect the Purchased Assets.

(f)  Real Estate and Leases.  There is disclosed in Exhibit C a description of all real estate, if any, (including buildings and improvements) owned or leased by Seller according to the character of the property and the location thereof.  Seller is not and, to its best knowledge, in default in any material respect under any real property lease nor has any event occurred which with the passage of time or giving of notice or both would constitute such a default.  No encumbrances have been placed, or have been permitted to be placed by the Seller or any of his affiliates on such real property, if any.  The real property utilized by the Seller in the conduct of its business does not violate any building, zoning or other laws or ordinances, or any agreements, applicable thereto, and no notice of any such violation or claimed violation or of any condemnation proceedings has been received by the Seller or its affiliates.

(g)  Completeness of Statements.  No representation or warranty in this Agreement and no statement set forth in any schedule attached hereto contains any untrue statement of any material fact, or omits to state any material fact necessary to make the statements contained therein not misleading.

(h)   Operation in the Ordinary Course. During the period of Seller’s ownership up and to and including the Closing Date: (i) there has been no damage destruction or loss or any event materially adversely affecting the Assets, and (ii) there has been no sale or other disposition of the Assets.  Buyer has the duty to inspect all assets and upon closing will assume all assets “as is”, or in the alternative, Buyer may accept the appraisal and evaluation previously provided by the Bankruptcy Court.  Absent fraud, negligence, or misrepresentation, the value of the assets will be deemed to be as represented in that appraisal.  Seller does not warrant or guarantee the assets other than specifically stated in this agreement.

(i)  Employment Matters.  Seller has employment agreements with three executive employees, however those employment agreements do not encumber or affect Seller’s rights to transfer the Studio Assets, the Television Rights Assets or the Intellectual Property Rights Assets. Buyer intends to operate the business as Latin Television, and retain the current management.  Buyer agrees to either assume said employment contracts or enter into new employment contracts under similar terms with the executive employees.

(j)

Insurance. The assets to be purchased by Buyer are not covered by insurance of any kind.  Buyer assumes full responsibility for assets at upon execution of this Agreement.   Should any of the asset(s) lose all or part of their value after the execution date but prior to the closing or the date of issuance of the consideration shares (See Section 4 Purchase Price), Buyer must still pay full purchase price for the asset(s).

(k)

Going Concern:  The Seller warrants and represents that the sale of the assets will not cause the termination of the current Latin Television operation, in that it is the intention of THE League Publishing Inc. (LVTI) to continue its operation, as a sports magazine publishing operation. The sale of assets herein shall be considered to be a part of the restructuring of the current operation, and its change of direction. It is not the intention of any of the parties to this asset sale to effect a merger of either operation into the other, and further, that post asset sale, each operation shall continue to operate independently of the other.

12.    Representation and Warranties of the Buyer.  Buyer represents and warrants to Seller that Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and this agreement has been duly authorized by the Board of Directions of Buyer and constitutes the valid binding and enforceable obligation of the Buyer.  Buyer further represents and warrants;

(a)

Buyer does not have any  liability or obligation (direct or indirect, contingent or absolute, known or unknown, mature or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or other, except: (i) as specifically disclosed in a Schedule hereto to be provided to the Buyer upon the execution of this Agreement, which is incorporated herein by reference; (ii) liabilities incurred in the ordinary course of business which will not individually or in the aggregate be materially adverse to, or result in a material increase in the current or long term liabilities or obligations of Buyer.  To the best knowledge of the Buyer, upon due inquiry, there is no basis for assertion against Buyer of any liabilities accept for liabilities to be listed in a Schedule hereto to be provided to the Buyer at the closing.

(d)

Compliance with Laws. Buyer has complied with and is not in default under any applicable law, ordinance regulation or order, the violation of which would materially and adversely affect the Assets.  There is no litigation proceeding or investigation pending or known to be threatened which might materially and adversely effect the Buyer.

(e)  Taxes.  Buyer has duly filed all federal, state, local, and foreign tax returns, if any, necessary to be filed by it and has duly paid all taxes (including any interest or penalties) which are or will be due or payable with respect to taxes.  There are no known or proposed penalty, interest or deficiency assessments with respect to taxes that require payment by, relate to or could adversely affect the Buyer.

13.    Indemnification.  Seller (solely in respect to any wrongful breach of any of the representations and warranties set forth in the foregoing sections) covenants and agrees with Buyer that they shall jointly and severally reimburse and indemnify and hold Buyer harmless from, against and in respect of any and all liabilities or obligations of Seller which: (a) shall have occurred, arising or existed prior to the date hereof; (b) shall arise out of any breach of his representations warranties or covenants hereunder; or (c) shall arise from any failure to comply with all applicable bulk sales and bulk sales tax laws affecting the transfers contemplated hereby.

14.    Conditions to Obligation of Buyer.  The obligations of Buyer hereunder are subject to the satisfaction of the following conditions, any one or more which may be waived in whole or in part by Buyer.

(a)   The representations and warranties of Buyer set forth in this agreement shall be true and correct in all material respects as of the execution date described above as if made on and as of such date and Seller shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

(b)   There shall have been no material adverse change in the Studio Assets or the Television Rights Assets.

(c)   Seller have obtained such consents of its Board of Directors, shareholders, and any third parties as may be necessary to transfer such of the Assets as require consents.

(d)   Seller have paid, prior to or contemporaneously with the Closing, all accounts payable, trade creditors and other amounts owed to any third parties other than those described above in Section 8 of this Agreement and attached as Exhibits C.

(e)   Buyer shall be reasonably satisfied with the results of its investigation of Seller and the Studio Assets and the Television Assets, as provided in foregoing section 5(a).

(f)  Buyer shall have obtained any requisite approvals of the transaction contemplated by the Agreement by its Board of Directors.

(g)

Such other documents as counsel for the Buyers shall reasonably request.

(h)

 It shall be the responsibility of the Seller, at its own expense to provide any and all appraisals, evaluations, or audits, as may be required to effect the asset sale herein, as well as any consolidation of the balance sheet of the Seller and Buyer in conformity with SEC reporting statutes and guidelines, including but not limited to 8K, and 14c filings as may be required

15.   Conditions to Obligations of Seller.  The obligations of Seller hereunder are subject to the satisfaction of the following conditions, any one or more of which may be waives in whole or part by Buyer:

(a)   The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the execution date as if made on and as of such date, and Seller shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to closing.

(b)   Buyer shall have received from Seller such other documents as legal counsel for the Buyere shall reasonably request.

16. Termination and Unwinding of Agreement. Buyer and Seller agree that the following circumstance may cause this transaction to be terminated and unwound;

(a)

This Agreement may be terminated by the board of directors of Buyer or Seller at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this

Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; and (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Asset sale.  In the event of termination pursuant to this paragraph, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated. and (iii) Buyer shall have the right to terminate if it appears that the transaction is deemed a merger as opposed to a sale by any regulating body, auditor, or group of auditors related to the transaction.

(b)

This Agreement may be terminated at any time prior to the Closing by action of the board of directors of Buyer if Seller shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Seller contained herein shall be inaccurate in any material respect, or if there shall have been any change after the date of the latest balance sheets of Seller, in the assets, properties, business, or financial condition of Seller, which could have a materially adverse affect on the value of the business of Seller, except any changes disclosed in the Seller Schedules, dated as of the date of execution of this Agreement. If this Agreement is terminated pursuant to this paragraph, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that Seller shall bear its own costs in connection with the negotiation, preparation, and execution of this Agreement.

(c)

This Agreement may be terminated at any time prior to the Closing by action board of directors of Seller if Buyer shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Buyer contained herein shall be inaccurate in any material respect.  If this Agreement is terminated pursuant to this paragraph, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that Buyer shall bear its own costs  incurred in connection with the negotiation, preparation, and execution of this Agreement.

(d)

This Agreement may be terminated by either party if the transactions shall not have been closed within 5 days from execution of this agreement.  That closing date may, in any case, be extended by mutual agreement of the parties in writing.  Provided, however, that the right to terminate the Agreement under this paragraph will not be available to a party whose action or failure to act has contributed to the failure of the transactions to be consummated on or before such date and such action or failure to act constitutes a material breach of this Agreement.

(e)

This Agreement may be terminated by either party if within 30 days after mutual execution of this Agreement, such party gives written notice to the other that it is not reasonably satisfied with the results of its due diligence investigation of the other party.

(f)

In the event that Buyer is unable to raise investment capital in an amount not less than $2,000,000 or should this agreement be terminated for other cause, all the transactions mandated by this agreement shall be unwound and all documents executed in reliance thereon will be considered null and void.

(g)

In the event of the transaction being terminated and unwound, all stock issued pursuant to or in reliance of this Agreement and shall be returned to its original stockholders or its assigns.

(h)

Notice of Default. In the event of default by either party, the non-defaulting party shall provide written notice of default to the defaulting party.  Such notice of default shall provide ninety (90) days, unless otherwise stated herein, for the defaulting party to cure the default prior to the transaction being terminated and unwound.

17.   Payment of Expenses.  Regardless of where the closing shall occur, the Seller shall pay all expenses incurred by on his behalf (unless the parties have agreed in writing prior to such expenses having been incurred, that such expenses are for the post-closing benefit of the Buyer, in which case the Buyer will pay for such expenses) and Buyer shall pay all expenses incurred by or on behalf of Buyer in connection execution and delivery of this agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.  If any audits of the Assets are required by Buyer, Seller at no additional expense to Buyer, will assist with audit preparation by preparing work papers and lead sheets, and by providing other relevant services consistent with acceptable audit procedures.

17.  Commissions and Finder's Fees.  Buyer and the Seller each hereby represent and warrant that neither of them have retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for broker's or finder's fees with respect to the transactions contemplated hereby for which the other may be liable.

18.  Governing Law.  By executing this Agreement, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  It is the intention of the parties that this Agreement and any dispute arising out of this agreement be governed and construed, by any Court or judicial body, under the laws of Florida.  Furthermore the parties recognize and declare that Florida has the most significant relationship to this Agreement and any dispute that may arise from it and that any other claimed venue or claimed jurisdiction has no legitimate interest in this Agreement or any dispute arising from.

19.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors of Seller and Buyer and their assigns.  Neither party hereto may assign its right or obligations under this Agreement without the written consent of the other, which consent will not be unreasonably with held.

20.  Entire Agreement.  This Agreement sets forth the entire Agreement and understanding of Seller and the Buyer with respect to the subject matter hereof and supersedes all prior contemporaneous written or oral agreements, understandings or representations which are not specifically contained herein.  Both parties participated in the drafting of this Agreement and therefore consent that the terms of this Agreement shall not be construed for or against either party.  This Agreement may be amended or modified only by a written instrument signed by Seller and the Buyer.

21.  Disputes.  The parties agree to attempt to resolve any claim or dispute arising out of or relating to this Agreement by mediation and good faith reasonable negotiation prior to resorting to litigation or other judicial process.  In the event this Agreement is placed in the hands of an attorney for enforcement, the prevailing party shall be entitled to recover court costs and their reasonable attorney fees.

22.  Publicity.  Prior to the Closing Date, no notices to third parties (including press releases) or to any employees, suppliers or customers of Buyer or Seller (other than key management and other persons whose knowledge is required), shall be made by any party hereto unless mutually agreed to, planned and coordinated jointly among the parties hereto.

23.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

24. No Third Party Beneficiaries. The terms and provisions contained in this Agreement (including the documents and the instruments referred to herein) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

25.  Further Assurances.  From and after the Closing Date, upon the request of any party,

the other party shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement.

26.  Amendment.  This Agreement maybe amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver is set forth in a writing executed by Seller and Buyer or their assigns or respective successors in interest.  No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

27.  Waiver.  No waiver by either party of any breach of a provision of this Agreement shall be a waiver of any subsequent breach, whether of the same or a different provision of this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

BUYER:		SELLER’S:

Stratus Entertainment, Inc.		THE League Publishing Inc.

By	/s/Derek Jones	/s/ Randall Appel
Mr. Derek Jones		Mr. Randall Appel
President		President and Chief Executive Officer

/s/ Hans Jonas Petterson
Mr. Hans Jonas Petterson
Executive Director of THE League Publishing Inc
Personal Guarantor of Note and debts